UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
April 1, 2006

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 1, 2006, Franklin Covey Co. (the Company) and Electronic Data Systems Corporation and EDS Information Services L.L.C. (collectively “EDS”) entered into an amendment (the Amendment) to the Information Technology Services Agreement, dated April 1, 2001, as previously amended (the Outsourcing Contract). Under terms of the Outsourcing Contract, EDS operates our primary call center, provides warehousing and distribution services, supports software products, and supports our information systems. The Outsourcing Contract expires on June 30, 2016.

The key provisions of the Amendment include the following:

•	Reduced pricing and decreased required minimum annual payments for information services support;
•	A modified provision increasing the Company’s contractual early termination charges if we elect to terminate the contract for convenience after September 1, 2007;
•	Clarification of existing requirements that the Company procure certain information services solely from EDS;
•	Clarification of existing provisions regarding the use of benchmarking services to measure the quality and cost effectiveness of services provided under the Outsourcing Contract; and
•	A new provision that allows EDS to share existing support personnel, whose services were previously dedicated solely to the Company, with other EDS customers.

Although we may pay more than the minimum required payments due to actual usage and other factors, the contractually required minimum annual payments were reduced by a total of $84.2 million over the life of the Outsourcing Contract.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Amendment No. 6 of the Agreement for Information Technology Services between each of Franklin Covey Co., Electronic Data Systems Corporation, and EDS Information Services L.L.C. dated April 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date:	April 5, 2006	By:	/s/ STEPHEN D. YOUNG
Stephen D. Young
Chief Financial Officer